EXHIBIT 11

                   INDEPENDENCE HOLDING COMPANY
                 Computation of Per Share Earnings
             (In Thousands, Except Per Share Amounts)

                                        Year Ended December 31,
                                      1998       1997       1996
INCOME:                           ------------------------------
  Income from continuing
   operations....................$  11,057  $  11,187  $   6,710
  Income from discontinued
   operations, net...............        -          -      1,048
                                   -------    -------    -------
  Net income.....................$  11,057  $  11,187  $   7,758
                                   =======    =======    =======
SHARES:
  Weighted average common
    shares outstanding...........    7,415      7,431      7,432
                                   =======    =======    =======
BASIC INCOME PER SHARE:
 Income per share from
  continuing operations..........$    1.49  $    1.51  $     .90
 Income per share from
  discontinued operations........                   -        .14
                                   -------    -------    -------
 Net income per share............$    1.49  $    1.51  $    1.04
                                   =======    =======    =======
DILUTED EARNINGS PER SHARE (A)
 USE OF PROCEEDS:
  Assumed exercise of options....$   2,474  $   2,512      2,092
  Tax benefit from exercise
   of options....................      852        388          -
  Repurchase of treasury stock at
   average market price of $13.48,
   $9.67 and $8.29, respectively.   (3,326)    (2,900)    (2,092)
                                   -------    -------    -------
  Assumed balance to be invested.$       -  $       -  $       -
                                   =======    =======    =======
SHARES:
 Weighted average shares
  outstanding....................    7,415      7,431      7,432
 Shares assumed issued for
  options........................      370        378        306
 Treasury stock assumed
  purchased......................     (247)      (300)      (252)
                                   -------    -------    -------
 Adjusted average shares
  outstanding....................    7,538      7,509      7,486
                                   =======    =======    =======
DILUTED INCOME PER SHARE:
 Income per share from
  continuing operations..........$    1.47  $    1.49  $     .90
 Income per share from
  discontinued operations........                   -        .14
                                   -------    -------    -------
 Net income per share............$    1.47   $   1.49  $    1.04
                                   =======    =======    =======

(A) Warrants were not assumed to be exercised as the effect would have been anti-dilutive.